Exhibit 99.1

MYOS Appoints Astronaut Buzz Aldrin to its Board of Directors

CEDAR KNOLLS, NJ –  May 31, 2012 – MYOS Corporation (OTCBB: MYOS), a company focused on the discovery, development and commercialization of muscle health and performance therapeutic products, today announced it has appointed Dr. Buzz Aldrin to its Board of Directors.

Dr. Aldrin is a veteran astronaut of NASA’s Gemini and Apollo space programs. In 1966 on the Gemini 12 orbital mission, he performed the world's first successful spacewalk for a record 5.5 hours. On July 20, 1969, Buzz Aldrin and Neil Armstrong made their historic Apollo 11 moonwalk. Since retiring from NASA and the Air Force, Dr. Aldrin has remained at the forefront of efforts to ensure America's continued leadership in human space exploration, emphasizing human permanence on Mars.

“Given the extraordinary rigors of space travel on the human body, as well as the physical challenges of living in a zero gravity environment,” Dr. Aldrin said, “I recognize the importance of maintaining muscle health and maximizing muscle performance.  Unraveling the biology around muscle loss which occurs during weightlessness and as a consequence of illness and immobility is one of the great opportunities I see for the development of therapeutic solutions for these problems.”

“MYOS is doing important, groundbreaking work in muscle health, and I am excited to join the MYOS team and help guide the company into what I believe to be a bright future,” he added.  Dr. Aldrin, a former intercollegiate athlete and pole vaulter also noted, “I am excited that MYO-T12 has such a strong following amongst athletes and the fitness community.”

Commenting on Dr. Aldrin’s appointment to the MYOS Board, Acting Board Chairman Robert J. Hariri, M.D., Ph.D., said, “On behalf of all MYOS shareholders, I am delighted to welcome Buzz to our Board. He is a true American hero, a distinguished leader and businessman, a great mentor to me personally and an example of how physically active we can all be throughout our lives. We look forward to his valuable contribution to MYOS.”

Buzz Aldrin Biography
Buzz was educated at the U.S. Military Academy at West Point, graduating third in his class with a B.S. in mechanical engineering. He then joined the Air Force, where he was decorated with the Distinguished Flying Cross and later retired with the rank of Colonel. He went on to earn his Doctorate of Science in Astronautics at the Massachusetts Institute of Technology and wrote his thesis on manned orbital rendezvous. Selected as an astronaut by NASA in 1963, Aldrin was the first astronaut with a doctorate.

In 1966 on the Gemini 12 orbital mission, Buzz performed the world's first successful spacewalk, overcoming prior difficulties experienced by Americans and Russians during extra-vehicular activity (EVA), and setting a new EVA record of 5 ½ hours. On July 20, 1969, Buzz and Neil Armstrong made their historic Apollo 11 moonwalk, becoming the first two humans to set foot on another world. They spent 21 hours on the lunar surface and returned with 46 pounds of moon rocks. An estimated 600 million people – at that time, the world's largest television audience in history - witnessed this unprecedented heroic endeavor. Upon returning from the moon, Buzz was decorated with the Presidential Medal of Freedom, the highest American peacetime award.

Since retiring from NASA and the Air Force, Dr. Aldrin has remained at the forefront of efforts to ensure America's continued leadership in human space exploration. He devised a master plan for missions to Mars known as the “Aldrin Mars Cycler” - a spacecraft system with perpetual cycling orbits between Earth and Mars. Dr. Aldrin has received three U.S. patents for his schematics of a modular space station, Starbooster reusable rockets, and multi-crew modules for space flight. He founded Starcraft Boosters, Inc., a rocket design company, and the ShareSpace Foundation, a nonprofit devoted to advancing space education, exploration and affordable space flight experiences for all.  Dr. Aldrin is an author of seven books including his New York Times bestselling autobiography titled, “Magnificent Desolation” which was released in 2009. For more information, please visit www.buzzaldrin.com.

About MYOS Corporation
MYOS Corporation is a development stage company focused on the discovery, development and commercialization of therapeutic products that improve muscle tissue health and performance (www.myoscorp.com).

MYOS is the owner of MYO-T12®, the world's first clinically demonstrated myostatin inhibitor. Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery. MYO-T12® is manufactured to optimize biological activity, which MYOS believes has the potential to redefine existing standards of physical health and wellness enhancement. For more information on MYO-T12® and to discover why MYOS is known as “The Muscle Company,”TM visit www.MYOT12.com.

Forward-Looking Statements
Any statements in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to product and customer demand, market acceptance of our products, the ability to create new products through research and development, the successful launch of Myo-X, the ability to generate the forecasted revenue stream and cash flow from sales of Myo-X, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

Investor Contact
Frank Benedetto
Tel: (561) 989-3600

MYOS Corporation
Peter Levy, Chief Operating Officer
Tel: (973) 509-0444